UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

Celcuity Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-38207	82-2863566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16305 36th Avenue North; Suite 100

Minneapolis, Minnesota 55446

(Address of Principal Executive Offices and Zip Code)

(763) 392-0767

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CELC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Celcuity Inc. (the “Company”) reviewed the Company’s executive compensation program and evaluated the compensation of the Company’s executive officers against corresponding compensation data from a peer-group of clinical stage pharmaceutical companies with comparable operational scope and market capitalizations, and has determined that it is in the best interests of the Company to bring the design of the Company’s compensation program, and total direct compensation of the Company’s executives, into closer alignment with similarly situated companies. On August 23, 2023, the Committee approved updates based on this review, as described in more detail below. The primary change to the Company’s compensation program relates to the establishment of a long-term incentive award program for the named executive officers. Following these updates, each executive’s base salary and total direct compensation remains at or below the median base salary for comparable positions at similarly situated peer companies.

Base Salary and Annual Incentive Awards for Named Executive Officers

The resulting annual base salaries payable for fiscal 2023 reflect a small decrease for the Company’s Chief Executive Officer (“CEO”), less than a 10% increase for the Chief Science Officer (“CSO”), and an increase of approximately 22% for the Chief Financial Officer (“CFO”), compared to the base salaries that were earned by the executives over the course of fiscal 2022. The majority of the increase in annual base salary payable to the CFO is payable in the form of a stock option, as described below. The Company’s executives will continue to be eligible to earn annual incentives based on their level of achievement of milestones approved by the Committee at the outset of the 2023 and 2024 fiscal years. Earned incentive amounts, if any, will be determined by the Committee based on its evaluation of performance for the applicable fiscal year, following the conclusion of such fiscal year.

To the extent permitted under the Company’s 2017 Stock Incentive Plan (the “Plan”), the CSO and CFO will receive approximately $100,000 per annum of their annual base salary in the form of a stock option grant. Pursuant to this election, the Committee granted options to purchase an aggregate of 21,250 shares of Company Common Stock to each of the CSO and CFO, which will be effective August 25, 2023, with an exercise price equal to the closing price of the Common Stock on The Nasdaq Capital Market on the date of grant. Vesting of the option grants will occur monthly through December 31, 2024, contingent upon the executive’s continued employment, and the options will be subject to other customary provisions, in accordance with the Plan and the Company’s form of stock option award agreement.

Long-Term Incentive Awards to Named Executive Officers

The Committee approved the grant of long-term incentive awards, in the form of options to purchase an aggregate of 264,000, 125,000, and 60,000 shares of Company Common Stock, to each of the CEO, CSO, and CFO, respectively. Due to certain limits currently contained in the Plan, the CEO’s award will be granted in an initial tranche of 180,000 options on August 25, 2023, and a second tranche of 84,000 options on January 2, 2024. The option grants to the CSO and CFO will be made in full on August 25, 2023. In each case, the options will have an exercise price equal to the closing price of the Common Stock on The Nasdaq Capital Market on the date of grant. The options will vest and become exercisable with respect to one-fourth (1/4th, or 12/48th) of the shares on August 25, 2024, and as to one-forty-eighth (1/48th) of the shares on the first day of each month thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2023

CELCUITY INC.

	By:	/s/ Brian F. Sullivan
Brian F. Sullivan
Chief Executive Officer